Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement No. 333-90890 on Form S-3, Registration Statement No. 333-112628 on Form S-8, and Registration Statement No. 333-49387 on Form S-8 of our reports dated November 24, 2008, related to our audits of the consolidated financial statements and financial statement schedules, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Allied Healthcare International Inc. for the year ended September 30, 2008.
/s/ Eisner LLP
New York, New York
November 24, 2008